EXHIBIT 99.1

Steelcase Acquires Spanish Design Company Viccarbe

Acquisition expected to drive strong global growth for Viccarbe and adds to Steelcase’s growing portfolio of social and collaborative furnishings, supporting a strategy to provide the widest range of aesthetic choices and price points in the industry.

GRAND RAPIDS, Mich., Oct. 27, 2021 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today announced it has acquired Viccarbe Habitat, S.L., a Spanish designer of contemporary furniture for high-performance collaborative and social spaces. The acquisition builds on more than 10 years of successful partnership between Viccarbe and Steelcase.

Founded in Valencia in 2000 by Victor Carrasco and Daniel Benedito, Viccarbe’s heritage and Spanish roots are a key part of its design story and brand positioning. “We inspire Mediterranean experiences in collaborative spaces through the creation of warm and timeless pieces,” said Victor Carrasco. “The Viccarbe collection is the result of years of work in partnership with the most prestigious international designers. My dream has long been to expand our reach and impact in the world, and we are excited to achieve this together with Steelcase.”

“We are excited to bring our portfolios together and leverage our global scale to manufacture and distribute Viccarbe’s products around the world,” said Allan Smith, senior vice president, chief revenue officer at Steelcase. “We expect to drive strong growth of the Viccarbe portfolio by making it even more accessible to our customers and dealers.”

Steelcase offers a wide selection of ancillary products that work together to create high performing applications – all available from a single trusted source and delivered through its global dealer network. “Through applied research and user insights, our high-performing ancillary applications consider the relationship between posture, privacy, proximity and personality to design spaces where people feel a sense of psychological comfort and can be their most productive,” said Smith. “Viccarbe has tremendous design sensibilities and has a track record of translating those designs into commercially successful products that support new ways of working.”

Viccarbe has been a leader in designing ancillary spaces for over 20 years, partnering with leading global talent such as Jean-Marie Massaud, John Pawson, Patricia Urquiola, Piero Lissoni, Naoto Fukasawa, and Jaime Hayon. Viccarbe uses insights on how people socialize, collaborate and learn to elevate performance in hospitality, learning, corporate, and now, outdoor spaces – creating places to be both productive and inspired.

The transaction involves the acquisition of all the outstanding capital stock of Viccarbe in an all-cash transaction for €30 million (or $35 million) less an adjustment for working capital, with an additional consideration of up to €19 million payable to the sellers over five years based on the achievement of certain performance targets, milestones and continued employment. Steelcase funded the acquisition using cash on hand. Viccarbe reported revenue of approximately €14.5 million over the trailing twelve months through September 2021.

About Viccarbe

Viccarbe is the leader in contemporary furniture for collaborative spaces. Viccarbe is located in Valencia, a Mediterranean city with more than 300 days of sun a year, and the portfolio is present in more than 80 countries. Viccarbe partners with the most prestigious international designers such as Jean-Marie Massaud, John Pawson, Patricia Urquiola, Piero Lissoni, Naoto Fukasawa, and Jaime Hayon, and has received prestigious awards including the Principe Felipe Award, Good Design and Red Dot. Viccarbe recently partnered with Ecoalf, a leading sustainability fashion company, for the innovation of new sustainable materials in the production of furniture. For more information, visit www.viccarbe.com.

About Steelcase

Organizations around the world trust Steelcase to help them create places that help people work better, be inspired and accomplish more. The company designs, manufactures, and partners with other leading organizations to provide architecture, furniture, and technology solutions – accessible through a network of channels, including over 800 Steelcase dealer locations. Steelcase is a global, industry-leading, and publicly traded company with fiscal year 2021 revenue of $2.6 billion. For more information, visit www.steelcase.com.

Forward-looking Statements

From time to time, in written and oral statements, Steelcase (the “Company”) discusses its expectations regarding future events and its plans and objectives for future operations. These forward- looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the Company, based on current beliefs of management as well as assumptions made by, and information currently available to, the Company. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “target,” or other similar words, phrases or expressions. Although the Company believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the Company’s expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; the COVID-19 pandemic and the actions taken by various governments and third parties to combat the pandemic; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the Company’s most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Steelcase

SC-GR

Investor Contact: Mike O’Meara Investor Relations (616) 292-9274	Media Contact: Katie Woodruff Corporate Communications (616) 915-8505